STRUCTURED ASSET MORTGAGE INVESTMENTS II TRUST 2005-F1
Pass-Through Certificates, Series 2005-F1

TERMS AGREEMENT

Dated: as of August 30, 2005

To:	STRUCTURED ASSET MORTGAGE INVESTMENTS II INC

Re:	Underwriting Agreement dated July 29, 2003

Underwriter:	Bear, Stearns & Co. Inc.

Series Designation:	Series 2005-F1

Class Designation Schedule of the Certificates:

Terms of the Certificates:

Class FA FB FC FD	Original Principal Amount $69,260,550 $95,343,000 $150,000,000 $75,000,000	Interest Rate(1) One-Month LIBOR + 0.50% One-Month LIBOR + 0.41% One-Month LIBOR + 0.40% One-Month LIBOR + 0.35%

(1) The interest rates are more fully described in the Prospectus Supplement, dated the date hereof, relating to the Certificates.

          The Certificates purchased by the Underwriter will be offered from time to time by the Underwriter in one or more negotiated transactions or otherwise, at varying prices to be determined at the time of sale.

          Defined Terms: Terms not otherwise defined herein shall have the meanings given to such terms in the Pooling Agreement dated as of August 30, 2005 between Structured Asset Mortgage Investments II Inc., as depositor, and U.S. Bank National Association, as trustee.

           Form of Certificates Being Purchased by the Underwriter: Book-Entry.

          Distribution Dates: With respect to the Class FA Certificates, the first Business Day following the 25th day of each month (or, if the 25th day is not a Business Day, the second Business Day following the 25th Business Day of each month), beginning on September 27, 2005. With respect to the Class FB, Class FC and Class FD Certificates, the 20th day of each month or, if such 20th day is not a Business Day, the next succeeding Business Day beginning on September 20, 2005.

Certificate Rating for the Certificates Being Purchased by the Underwriters:

Class                                                        Ratings
                                                          S&P / Moody's

FA                                                           AAA/Aaa
FB                                                           AAA/Aaa
FC                                                           AAA/Aaa
FD                                                           AAA/Aaa

Pooled Certificates: The Pooled Certificates to be included in the Trust are as described in Annex A hereto.

Purchase Price: The aggregate purchase price payable by the Underwriter for the Certificates covered by this Agreement will be $389,603,555.

Credit Enhancement: None.

Closing Date: August 30, 2005

Waiver: Without affecting the enforceability or effectiveness of the Underwriting Agreement in accordance with its terms, the parties hereto waive any conditions or obligations of the Underwriter set forth in Sections 6(a) and (b) and Section 8(b) of such Underwriting Agreement with respect to this series Terms Agreement only.

The undersigned, as the Underwriter, agrees, subject to the terms and provisions of the above-referenced Underwriting Agreement, which is incorporated herein in its entirety and made a part hereof, to purchase the respective principal amounts of the Classes of the above-referenced Series of Certificates as set forth herein.

BEAR, STEARNS & CO. INC.

By: /s/ Gary Reback
Name: Gary Reback
Title: Senior Managing Director

Accepted:

STRUCTURED ASSET MORTGAGE
INVESTMENTS II INC.

By: /s/ Sara Bonesteel
Name: Sara Bonesteel
Title: Senior Managing Director

Annex A

List of Pooled Certificates

Federal National Mortgage Corporation Guaranteed REMIC Pass-Through
Certificates, FNMA REMIC Trust 2005-69, Class CF
Government National Mortgage Association Guaranteed REMIC Pass-Through
Securities, Ginnie Mae REMIC Trust 2005-058, Class NF
Government National Mortgage Association Guaranteed REMIC Pass-Through
Securities, Ginnie Mae REMIC Trust 2005-058, Class MF
Government National Mortgage Association Guaranteed REMIC Pass-Through
Securities, Ginnie Mae REMIC Trust 2005-058, Class AF